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                                                                   EXHIBIT 10.25

                           COMMERCIAL LEASE CONTRACT
            governed by decree no. 53-960 dated September 30th, 1953


Between the undersigned:

SCI ELDE
Le Parc des Cedres, 516, rue d'Anse,
69400 Villefranche sur Saone,

represented by Mr. DEGUERRY Louis in his capacity of manager hereafter called "the lessor"

on the one hand,

and:

GRIFFITH MICRO SCIENCES
8, rue Parmentier
60290 Rantigny,

Limited liability company with a capital of 10.250.000,- FF, registered in the trade register of Beauvais with the number B 344 047 97;

represented by Mr. BARRIE Dirk in his capacity of European Group Director hereafter called "the tenant"

on the other hand,




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                                   CONTENTS

Chapter I - Designation
  Article 1 - Object
  Article 2 - Designation
  Article 3 - Term
  Article 4 - Inventory of fixtures as between lessor and tenant
  Article 5 - Destination

Chapter II - Expenses and conditions
  Article 6 - General conditions of possession
  Article 7 - Works, installations, equipment
  Article 8 - Maintenance
  Article 9 - Visits and surveillance of the premises
  Article 10 - Charges, taxes and duties
  Article 11 - Insurances
  Article 12 - Transfer of the lease contract
  Article 13 - Subletting
  Article 14 - Telephone and other telecommunications
  Article 15 - Restitution of the premises

Chapter III - Financial obligations
  Article 16 - Rent
  Article 17 - Taxes
  Article 18 - Expenses and attendant expenses
  Article 19 - Terms of payment
  Article 20 - Deposit
  Article 21 - Readjustment of the rent

Chapter IV - Other obligations
  Article 22 - Resolutive clause
  Article 23 - Charges and registration
  Article 24 - Election of domicile

Chapter V - Special conditions
  Article 25 - Designation
  Article 26 - Reference dates
  Article 27 - Destination
  Article 28 - Annual basic rent
  Article 29 - Provisions on expenses
  Article 30 - Deposit
  Article 31 - Reference index
  Article 32 - Fees for the company AUGUSTE-THOUARD & ASSOCIES






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The following conditions have been agreed for this commercial lease contract:

                            CHAPTER 1 - DESCRIPTION

Article 1 - OBJECT

The lessor rents to the tenant, who accepts, the premises of which he is the owner and which are described in article 25 of this contract.


Article 2 - DESIGNATION

The tenant declares having visited the real estate that is the object of this contract and knowing it as it exists, extends, wears and behaves without any further designation being necessary.

It is specified herewith that any differences between the dimensions and surfaces mentioned in the present lease contract or resulting form any annexed floor plan and the real dimensions of the premises, can not justify any reduction or increase of the rent, since the parties refer to the consistency of the premises as they exist.


Article 3 - TERM

The present lease contract is entered into for the period stated in article 26 of this contract.

The contract will terminate under the conditions fixed by law. The tenant is entitled to terminate the contract at the expiry of each triennial period by notifying the lessor by means of an extrajudicial notice no later than six months before the expiry of the relevant triennial period.


Article 4 - INVENTORY OF FIXTURES AS BETWEEN LESSOR AND TENANT

A contradictory inventory of fixtures as between lessor and tenant will be drawn up by both parties at the moment the tenant takes possession of the premises. The expenses of this inventory will be split between both parties on a fifty-fifty basis.

If, for whatever reason, no inventory of fixtures as between lessor and tenant is drawn up, and particularly in case the tenant fails to do so, the real estate that is the object of this contract, will be considered to have been in perfect state when it was leased.


Article 5 - DESTINATION

The tenant needs to use the real estate that is the object of this contract within the scope of his activities and for the exclusive use as described in article 27 of this contract, quietly and in accordance with articles 1728 and 1729 of the Code of Civil law.

This destination can not be changed without prior written approval of the lessor. The said real estate shall in any case be used for commercial purposes that can not affect the purpose or the nature of the rented premises.






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It is explicitly agreed that the tenant will refrain from holding any auction sales of furniture or other objects in the said premises.

The tenant declares to take personal care of any authorisations that would be necessary for the execution of its activities in the real estate, especially permissions and other. The tenant commits himself to comply with all regulations and decrees, administrative injunctions or any modifications thereof at his own expense, dues, risks and danger during the full term of the lease agreement, such that the lessor can never be pursued or troubled in this respect.

The lessor reserves the right to let other premises in the real estate to someone else, whoever it be, even for activities that are in competition with the tenant's activities.


                      Chapter II - Expenses and conditions

The current lease contract is entered into under the common expenses and conditions and those by law, and in accordance with the following conditions. The tenant commits himself to observe those expenses and conditions without being able to claim any termination nor reduction of the rent, nor any damages.

Any modifications can only be made upon mutual written and detailed agreement of the parties. Therefore any tolerance or passive attitude of the lessor can never be considered as establishing a right, even after some length of time. The lessor can put an end to those tolerances or passive attitudes at any moment.


Article 6 - GENERAL CONDITIONS OF POSSESSION

The tenant takes possession of the premises that are the object of this lease contract in the state in which they are at the moment he takes possession of the premises, without being able to claim any reduction of the rent, nor any installation or repairs whatsoever from the lessor, either now or in future. In case any authority whatsoever would claim the premises that are the object of the present lease contract to be modified at whatever moment, and even if this claim relates to circumstances beyond one's control, all expenses and consequences of this modification are fully and permanently borne by the tenant who commits himself to pay them. Those works have to be finished with in the specified deadlines such that the lessor can not be held responsible.

The tenant will furnish the leased premises and will constantly keep them furnished during the full term of the lease contract with furniture, movables and goods of a quality and a value large enough to be substituted for the payment of the rent and the performance of the conditions of the lease contract. The lessor reserves the right to inspect the said furnishing at the premises at any moment, during office hours and with a notice of 24 hours.

In case of catastrophe, the amounts that are due to the tenant by the insurance companies serve as the guaranty for the lessor in place of the material, goods and movables until these have been replaced. To this effect, this agreement serves as a guaranty for the lessor for all insurance compensations for the amount of all sums that are due to him. The holder of the present agreement has the authority to make whatever summons necessary.






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The tenant has to comply with all the expenses for city, police and roads which are commonly at the tenant's expense, such that the lessor can in no case be held liable. In case of expropriation for public purposes, the tenant can not make any claims to the lessor.

The tenant has to refrain from all activities that can be detrimental to the activities of the other occupants, he has to make sure that he or his officers do not disturb the quiet of the real estate. He has to make sure the real estate is kept in good order as far as cleanliness, hygiene and service are concerned, notably he can not do any work whatsoever that could bother the other occupants.

The tenant needs to take personal care of the guarding and the surveillance of the premises he has rented. In particular he can not hold the lessor responsible in case an existing guard post is removed.

In general, all abuse of possession can lead to the termination of this contract fifteen days after a fruitless summons, even if this abuse was only provisional and only lasted for a short period of time.

The tenant can in no way hold the lessor responsible for any temporary discontinuance or reduction of services such as surveillance, gas, water, electricity, telephone, heating, etc.

In case regulations for joint ownership of the real estate exist now or in future, the tenant needs to comply with the conditions of the said regulations and with all decisions taken by the meeting of the joint owners. The tenant explicitly declares to have received a copy of the regulations for joint ownership before this very day.

The tenant also needs to respect the articles and conditions, the interior regulations and the regulations of the industrial zone if necessary, such that the lessor is never troubled in this respect. The tenant declares to have received the indicated documents before this very day.

In case the real estate the rented premises depend on or the real estate complex it is part of, comprises an inter-office restaurant, and if a partnership is set up between the tenants of the real estate or real estate complex for the functioning of this inter-office restaurant, the tenant commits himself to join this partnership.


Article 7 - WORKS, INSTALLATIONS, EQUIPMENT

The tenant will keep the rented premises well-maintained and will have all repairs carried out at his own expense during the term of the lease contract, except for those mentioned in article 606 of the Code of Civil law.

The tenant has to permit all repairs, reconstruction and renovation works which the lessor has carried out during the term of the lease contract in the real estate which is the object of the this contract, irrespective of the nature and the duration of those works, even if the duration exceeds forty days, and this explicitly notwithstanding article 1724 of the Code of Civil law. The tenant can not claim any indemnity nor reduction of the rent due to the said works.

The tenant can not carry out any works in the rented real estate that could change the destination of the building or could damage its solidity, nor can he put a load on the floors





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exceeding their maximal supporting power under penalty of being responsible for any disturbances or accidents.

If the premises are totally or partly heated by means of a heating system integrated in the ceilings or the floors, the tenant can not perform any drilling activities that could damage this heating system, irrespective of whether it consists of heating cables, wiring or any other systems.

For all works entailing changes to the distribution systems, demolition or drilling of walls, beams or floors, installations of machinery irrespective of their source of energy, the prior written agreement of the lessor is needed. The said works have to be carried out at the expense and at the risk of the tenant in accordance with the rules in vigour and under the surveillance of an architect or a consultancy agency for technical studies approved by the lessor. The fees of the architect or the consultancy agency for technical studies are at the tenant's expense.

The tenant can not modify the existing layout of the premises, nor can he install any new dividing walls, even of the removable type, without the lessor's prior written approval of the intended distribution plan.
However, the lessor hereby permits the tenant as from now on to erect dividing walls as per the annexed floor plan, and to modify the electrical installation in order to permit lighting by zone.

All embellishment works, improvements, installations of dividing walls or any constructions whatsoever including those that can be imposed by legal dispositions or regulations, that are carried out by the tenant at the moment he takes possession of the premises or during the term of the lease contract, become the lessor's property when the tenant leaves the premises at the end of the term of the lease contract, and at any moment and for whatever reason, without the tenant being entitled to any compensation and subject to the lessor's right of demanding that the premises be returned to its initial state, either partly or in total, at the tenant's expense, even for works that were explicitly authorised by the lessor. It is however stated that all installations and equipments which are not fixed to the property and can as such not be considered as being immovable objects, remain the tenant's property and shall be removed by him when he leaves the leased property, leaving him under the obligation to return the leased property which is the object of this contract, to its original state.

The tenant is not entitled to put up any tablet, sign, blinds or shutters or realise any installation whatsoever effecting the exterior aspect of the building without the lessor's prior written agreement. If necessary the tenant will request the authorisations stated in the provisions ruling the real estate which the premises are part of and which is the object of this agreement. In this respect it is stated that the tenant will personally request all the necessary administrative authorisations and will personally pay any duties that could be due in this respect, such that the lessor can never be bothered for this matter.


Article 8 - MAINTENANCE

The tenant has to maintain and replace, if necessary and for whatever reason, including wear and tear and force majeur, all installations destined for his personal use (air-conditioning, electrical installations, ventilation), as well as latches and locks of windows,






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doors and shutters, plate-glass panes and windows, parquet floors, tiles, floor coverings, panelwork, ...

The tenant is responsible for any accidents that are caused by those objects.

The tenant will take all necessary precautions against frost.

The tenant will have all flues that are put at his disposal swept in accordance with the existing regulations.

If those works have not been carried out eight days after a fruitless summons, the lessor can take over from the tenant and can have those works carried out by a company of his choice, at the expenses of the tenant, subject to any expenses for returning the premises to their initial state following any damages caused by the non-observance of the provisions of this clause.

The tenant can not do anything that might deteriorate the premises. He needs to inform the lessor immediately of any mutilation of the property, of any degradations or damages that could be done to the real estate that is the object of this contract and due to which works will have to be carried out that are at the lessor's expense.

Moreover, as from the moment on which the rented premises are put at his disposal, the tenant will pay the share relating to the rented premises of all taxes resulting from the collective services, of all equipment in the real estate complex and of the expenses relating to the conservation, the maintenance and the administration of the collective parts of the real estate complex and of the activity zone of which the said premises are part.


Article 9 - VISIT AND SURVEILLANCE OF THE PREMISES

During the full term of the lease contract, the tenant has to allow the lessor's representatives to visit the rented real estate in order to inspect its condition. At the lessor's first request the tenant needs to give all justifications he could be asked for regarding the correct implementation of the lease contract. Those visits can only be made during office hours and subject to a notice of at least 24 hours.

In case of termination of the lease contract, the tenant has to allow the lessor or his representatives to visit the said real estate during a period of six months prior to his actual departure date. Moreover, the lessor is entitled to put up any signs or posters during this same period at the places which he deems fit and the tenant has to agree with this. Those visits can only be made during office hours and subject to a notice of at least 24 hours given by the lessor.


Article 10 - CHARGES, TAXES AND DUTIES

The tenant must pay all personal contributions, trade income taxes, tenancy taxes and any other taxes whatsoever. He must also pay the taxes for garbage collection, the taxes for drainage through the sewer system, the taxes on sweeping, all municipal or other taxes whatsoever and any tax increase that could be created, irrespective of its nature and name. The tenant must pay the said taxes and charges during the term of the lease contract and





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must reimburse to the lessor any sums the latter has advanced in this respect, especially the land tax.

In general the tenant must pay all present or future charges, irrespective of their nature, due on the leased real estate or on the tenancy, as well as the fees for management, syndics and trade unions, such that the rent fixed hereafter which the lessor receives is net of all charges.


Article 11 - INSURANCES

The lessor will immediately arrange for guaranties for the financial consequences of the civil liability he might incur in his capacity of owner.

He must insure the total real estate complex at it's new construction value against the risks of fire, explosions, storms, hurricanes, cyclones, water damage, crashes of aircraft, strikes, riots and public disorder, assaults, natural disasters, with one or more insurance companies that are known to be solvent and he must maintain this insurance during the full term of the lease contract.

The lessor commits himself to have the insurance companies renounce any recourse against the tenant for the insurance polices that are subscribed as such.

The tenant must take out an insurance for sufficient amounts with insurance companies that are known to be solvent, for the equipments and embellishments, even those with a fixed destination, his furniture, his material and his goods against the risks of fire, explosion, lightning, hurricanes, storms, assaults, natural disasters and extensions, including riots and water damage, theft and broken glass, including damages due to theft and recourses of neighbours and third parties.

The tenant declares to renounce all recourse in case of accidents against the lessor, the tenants or occupants of the buildings and their personnel, as well as against all agents of the lessor and their personnel. The tenant commits himself to obtain the same renunciation from his insurers.

The tenant will take an insurance policy for "civil liability" for an unlimited amount for all bodily injuries and guarantying the financial consequences of the said responsibilities which he might incur in consideration of material and immaterial bodily injuries caused to third parties.

Copies of the policies subscribed by the tenant must be remitted to the lessor, either by the tenant himself or by his counsel and proof must be given of the payment of the premiums.

The policies must contain a clause stipulating that the insurers commit themselves to inform the lessor immediately if the policies are terminated for any reason whatsoever.


Settlement and execution of the policies

The tenant will reimburse to the lessor the total amount of all insurance expenses that were paid by the latter.








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The tenant commits himself to inform the lessor of all elements or events that could increase his risks and to modify the rate of the premium that applies to the rented premises. In case the tenant's activities influence the conditions for insuring the adjacent buildings or premises, the tenant will pay the additional premiums due by the parties of the said premises or buildings.

The tenant's insurance policies must provide that their termination can only take effect fifteen days after the notification of the insurers to the lessor.

The tenant must give the lessor's insurers free access to the premises, in order to permit them to evaluate the risks they have to cover.

The tenant commits himself to have the installations and equipments of the rented premises, and especially the emergency equipment (fire extinguishers), examined on a regular basis so as to inspect their functioning and their conformity with the regulations.

Those examinations will be performed at the tenant's expense by an organism approved by the plenary assembly of the insurance companies against fire (C.E.P., VERITAS, ...).

The tenant must have his contract adjusted at the lessor's request, he must respect the suggestions made in the report of the control agency and must carry out any works whatsoever that are necessary to make sure everything is in conformance with the regulations.


Article 12 - TRANSFER OF THE LEASE CONTRACT

The tenant can not transfer his right to the present lease contract, either fully or partly, without the explicit written approval of the lessor, except if the lease contract is transferred with the business.

The tenant can not be substituted by natural persons or legal persons in the rented real estate, especially by way of free management of the business.

Following any transfer that is agreed with notwithstanding this article, the lessor may elect to terminate this lease contract.

Moreover, the transferring tenant will jointly and severally with his transferee and any successive transferees vouch for the payment of the rents and attendant expenses and for all compensations relating to the occupation, and in general, for the execution of the clauses and conditions of this lease contract.

Consequently all successive tenants, even those who do not occupy the leased premises having transferred their rights to the lease contract, will be held jointly and severally responsible for paying to the lessor any rents and expenses and for executing all clauses and conditions of the lease agreement, without being able to raise the benefit of discussion or of division.

The above-mentioned stipulations apply to all cases of conveyance whatsoever. In case rights to the lease contract are transferred to a company, the above-mentioned clause applies to any transfers made to a new or an existing company. The conveyance should be carried out in the presence of the lessor or his proxy. They have to be summoned by means




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of a simple registered letter with acknowledgement receipt addressed to the lessor's registered office or to the domicile of the proxy, no later than fifteen days in advance.

The transfer will be established by means of a deed drawn up by a notary public or other public officer except for derogations by the lessor. An original copy of the deed relating to the transfer will be transmitted to the lessor free of charges. The lessor can use this deed as a writ of execution against the transferees.

In case of a winding up by decision of the court or of measures for judicial rectification of the tenant company, the rights to the lease contract can only be transferred by the syndic or the liquidator in accordance with the above-mentioned conditions.


Article 13 - SUBLETTING

Any total or partial subletting of the premises by the tenant is explicitly forbidden, as it is the parties' joint intention that the leased premises are an indivisible whole.

However, the tenant can always propose a subletting to the lessor, who is under no obligation to accept.

In case the subletting is accepted, the tenant remains solely responsible towards the lessor for the execution of all the obligations of this lease contract. The subtenants can not have any additional rights whatsoever in comparison with the principal tenant.

Moreover, and in case of any partial subletting, it is the parties' joint intention that the leased premises are an indivisible whole. The sublettings can not be remonstrated with the lessor. The tenant commits himself to inform all subtenants and to stipulate in all subletting contracts whatsoever, that the lessor, as per the present lease contract, has no privity whatsoever with the subtenants and that the latter explicitly renounce any actions and any rights versus the lessor, especially for a renewal of the subletting agreement.

Moreover, the tenant commits himself versus his total or partial subtenants to assume the payment of any compensations whatsoever, in particular those that might be due by virtue of the release of the premises.

In case any sublettings or transfers are made, all insurance contracts of the subtenants and transferees need to contain a clause stipulating the renunciation of all recourses against the lessor, in application of article 11 of this lease contract.


Article 14 - TELEPHONE AND OTHER COMMUNICATIONS

The tenant will personally take all administrative steps in order to obtain the connections of telephone lines, telex lines or other lines of communication with which the rented premises are equipped. The said tenant explicitly commits himself to terminate his subscriptions by the date of his departure.





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Article 15 - RESTITUTION OF THE PREMISES

At the expiry of the lease contract the tenant should inform the lessor fifteen days in advance of the date on which he will move out. The tenant should also transmit his new address to the lessor.

Prior to moving out, the tenant must pay the total rent and attendant expenses prior to removing even part of his furniture or materials. He must also prove by means of receipts that he has paid all the contributions that were at his expense, both for the prior years and for the current year.

No later than at the expiry date of the lease contract, the tenant must ensure that the leased real estate is in perfect state of repairs and maintenance. This will be inspected by means of an inventory of fixtures as between lessor and tenant. As soon as this inspection has been completed, the tenant has to return the keys to the lessor. In case the tenant is not present at the date and time fixed by the lessor for drawing up the inventory of fixtures as between lessor and tenant, this inventory will be drawn up by a process-server. The relating costs are at the tenant's expense.

In case repairs or works prove to be necessary, the tenant will inform the lessor within 48 hours of his intention to execute them himself. The parties agree to have those works inspected by the lessor. If the tenant fails to inform the lessor of his intentions, the lessor will have the repairs executed at the tenant's expense. If the premises can not be rented again prior to the execution of the works for which the tenant is responsible and that are stated in the inventory of fixtures as between lessor and tenant, the tenant will pay to the lessor a compensation equal to the amount of the last rent in force and to the expenses relating thereto and this until the works have been carried out. Such compensation, which is fixed excluding any taxes and duties, which are also at the tenant's expense, must be paid under the same conditions as stipulated in article 19.


                      Chapter III - Financial obligations

Article 16 - RENT

The present lease contract is entered into with an annual basic rent, the amount of which is mentioned in article 28 and that will be adjusted under the legal conditions and under the conditions stipulated in article 21. Taking into account the interior works the tenant needs to have performed for the execution of its activities, the lessor grants him an exemption from rent from September 1st until December 31st 1996.


Article 17 - TAXES

V.A.T.: The above-mentioned rent and its attendant expenses are exclusive of all taxes. The tenant commits himself to pay in the hands of the lessor the amount of the value added tax or any other new tax or any tax replacing existing taxes at the rates that are legally in vigour at the date of the respective payments.





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Article 18 - EXPENSES AND ATTENDANT EXPENSES

The tenant will pay all expenses, contributions, insurances, management fees for the premises, taxes and allowances mentioned in the preceding articles. He will reimburse to the lessor the amount of all other expenses for exploitation, repairs or maintenance relating to the real estate and equipments, irrespective of their nature, both in the leased premises and in the common parts of the real estate.

This reimbursement will be paid by a call for a quarterly provision paid by the tenant, together with each rent instalment, as foreseen in article 29.

At the end of each financial year, the lessor will draw up a final settlement of all the expenses that were actually paid, of which the provisions that were already paid will be deducted. The regularisation of the accounts, the call for the additional expenses or the deduction of the excess payments from the next instalment, will be effected together with the call for the next rent payment.


Article 19 - TERMS OF PAYMENT

The tenant commits himself to pay to the lessor the rent and the attendant expenses in four equal instalments paid in advance respectively on January 1st, April 1st, July 1st and October 1st of each year. If necessary, the first and the last rents are payable proportionately to the period of time.

The rents and the amounts due are payable at the domicile of the lessor or his proxy. The tenant must take all necessary actions to insure that the payments are in the lessor's possession by the contractual expiry dates.

In case of non-payment, even partial, at the expiry date of the rent, the balance will be increased with an amount of 10% (ten percent) of the rent excluding taxes, taxes that are moreover at the tenant's expense.


Article 20 - DEPOSIT

In order to guaranty his obligations, the tenant will pay to the lessor as a deposit a bank guaranty of the annexed type, equal to three months' rent.

This guaranty will be returned after the tenant's departure, on condition that he has executed all clauses and conditions of the lease contract, especially after the necessary works have been carried out in order to return the leased premises to a perfect state for renting.

In case of adjustments or changes to the fixed rent, the present deposit will be adjusted proportionately to the new rent and under the same conditions, such that it is always equal to three months' rent excluding taxes.

In case any tax whatsoever becomes be due at any moment whatsoever, the tenant commits himself to reimburse it to the lessor at the latter's first written request.




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In case this lease contract is terminated due to non-performance of the conditions due to the tenant, the lessor is entitled to keep the said deposit as damages, without prejudice to any other damages.


Article 21 - READJUSTMENT OF THE RENT

The rent is indexed on a yearly basis.

The rent will be adjusted upwards or downwards each year on September 1st, ipso jure and without any formality nor request whatsoever, proportionally to the quarterly index of the construction cost published by the INSEE.

The initial reference index is stipulated in article 31: it is the last quarterly index known at the date on which the lease contract takes effect.

The index for comparison used for the calculation of the first readjustment will be the same quarterly index as the initial reference index but of the following year. This index for comparison will be the reference index for the next readjustment, and so on.

It is stipulated explicitly that the present clause refers to the conventional indexation that does not refer to the legal triennial readjustment foreseen in articles 26 and 27 of the decree of September 30th, 1953 and that is a matter of right.

This disposition is an essential and decisive condition of the present lease contract; without this condition the lease contract would not have been consented with.

In case of modification or replacement of the chosen index, the new index will ipso jure replace the old index in the conditions and in accordance with the published ratio's. This replacement takes effect retroactively as from the date at which the contractual index can no longer be applied.

In case of pure and simple discontinuance of the above-mentioned index, it will be replaced by a new index mutually agreed by the parties, or in case the parties do not reach an agreement, by an expert chosen by the parties. In case the parties can not reach an agreement as to the choice of the expert, the latter will be designated by the judge responsible for leases ("Juge des Loyers") referred to by the first party to take action.


                         Chapter IV - Other obligations


Article 22 - RESOLUTIVE CLAUSE

It is explicitly agreed that in case of non-execution of all or one of the above-mentioned conditions, the lessor has the right to terminate the lease contract ipso jure without having to serve any legal formalities if a summons to execute the conditions has not had any effects after a period of one month. The lessor can have the tenant evicted from the leased premises by simple judgement in chambers by the President of the court of first instance ("Tribunal de Grande Instance"). The lessor reserves the right to assert his titles to any rents due, damages and expenses, without prejudice to his right to submit to the judge for a judgement on the merits any actions he thinks fit. In case of non-payment of only on





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instalment of the rent, the lessor also has the right to have the tenant evicted in the same way and subject to the same conditions, but no sooner than one month after a summons to pay has remained without any effect.

Any offer to make the payment or to execute the conditions after the expiry of the above-mentioned delay is deemed to be null and void and non-existent and can not obstruct the termination requested by the lessor.

In case of termination or eviction, the rents paid in advance, if any, remain the property of the lessor as damages, without prejudice to the right to any larger damages and without prejudice to the application of article 1760 of the Code of Civil law, and this notwithstanding the eviction.

If, after the termination, the premises are not restored to the lessor at the agreed date and free of any occupation, occupation damages are due by the tenant or his rightful claimants until the actual restoration. Those occupation damages are equal to 2% (2 percent) of the quarterly rent including all taxes per day of delay, increased with all rights to damages in favour of the lessor. The said occupation damages are exclusive of all taxes and duties. Moreover the taxes and duties are borne by the debtor of the said damages.

Under no circumstances and for no reason whatsoever can the above clause be deemed as being a threat or as being a style clause. It contains an explicit derogation, intended as such and accepted by the parties in the last paragraph of article 1184 of the Code of Civil law.

All duties and taxes relating to any sums due to the lessor by the tenant within the scope of this contract and its continuations will be borne by the tenant.


Article 23 - CHARGES AND REGISTRATION

The tenant will pay all charges, duties and fees relating to the present contract, as well as those resulting from it, especially the commercialisation fees of the company AUGUSTE-THOUARD ET ASSOCIES, as indicated in article 32 . The tenant admits having been informed of the amount of the said charges and fees prior to the signing of this contract.

The tenant or his rightful claimants have to refund to the lessor the charges for the extrajudicial notice and other law costs justified by his breaches of the clauses and conditions of this contract.

In case the lessor decides to have the lease contract registered, all stamp duties and registration fees are at the tenant's expense.

All duties and taxes relating to any sums due to the lessor by the tenant under the terms of this contract and its continuations are at the tenant's expense.


Article 24 - ELECTION OF DOMICILE

For the execution of the present contract, the lessor elects his domicile in his registered office and the tenant elects his domicile in the leased premises.

                         Chapter V - Special conditions

Article 25 - DESIGNATION OF THE LEASED REAL ESTATE

The real estate that is being leased is located in ANSE (69480), avenue de Lossburg, Zone Industrielle.

It includes: an enclosed territory with a surface area of approximately 10,000.- m2 upon which a building has been erected consisting of 4 halls that can be used as workshops with a surface area of 2,520.- m2 and an office space on the first floor with a total surface area of 390 m2.


List of facilities:
The premises contain the following facilities:
- an installation for electrical lighting and distribution system with distribution boxes and outlets in the workshops and with wiring;
- a heating system with gas and aerothermic heaters in the workshops and with electrical convector heaters in the offices;
-  an installation for compressed air and a compressor;
-  a gantry crane of 3.2 ton in the south hall;
- a room that can be used as office for the workshop, a refectory, sanitary installations and cloakroom.


Article 26 - REFERENCE DATES


-  Date on which the lease contract comes into force: September 1st, 1996.
-  Expiry date of the lease contract: August 30th, 2005.
- Date on which the real estate is at the tenant's disposal: September 1st, 1996.
-  Date of the first rent payment: January 1st, 1997.
-  Triennial expiry dates: August 30th, 1999 and August 30th, 2002.


Article 27 - DESTINATION

Activities of the tenant: sterilisation of medical products and corresponding activities such as laboratory work, packaging, storage, display and other activities relating to the market of medical equipment in general.


Article 28 - ANNUAL BASIC RENT


Annual basic rent (excl. duties)           750,000.- FF
Value added tax (duty in force)            154,500.- FF
Annual basic rent (all duties included)    904,500.- FF



Article 29 - PROVISIONS ON EXPENSES

In settlement of the expenses, the lessor will request from the tenant a provision that is still to be fixed. This provision will be modified on an annual basis in accordance with the estimated budget.

Article 30 - DEPOSIT

At the moment this lease contract is signed, the deposit corresponding to three months' rent excluding duties amounts to 187,500.- FF.


Article 31 - REFERENCE INDEX

INSEE index of the cost of construction works for the 4th quarter of 1993, being 1013.


Article 32 - FEES FOR THE COMPANY AUGUSTE-THOUARD ET ASSOCIES


Basis:                                        750,000.- FF
Amount excl. duties:                          112,500.- FF
Amount all duties included:                   135,675.- FF
Date on which the amounts are recoverable:    the date on which the lease
                                              contract is signed.



Drawn up in three copies,
September 9th, 1996